Exhibit 99.1

News Release

Analysts and Media Contact:

Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2021;

Initiates Fiscal 2022 through Fiscal 2026 Guidance; Raises Dividend 8.8 Percent

DALLAS (November 10, 2021) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fourth fiscal quarter ended September 30, 2021.

Highlights

•	Earnings per diluted share was $5.12 for the year ended September 30, 2021; $0.37 per diluted share for the fourth fiscal quarter.

•	Fiscal 2021 diluted earnings per share increased 8.5% compared to fiscal 2020 adjusted diluted earnings per share of $4.72.

•	Consolidated net income was $665.6 million for the year ended September 30, 2021; $48.7 million for the fourth fiscal quarter.

•	Capital expenditures totaled $1.97 billion for the year ended September 30, 2021, with approximately 88 percent of capital spending related to system safety and reliability investments.

Outlook

•	Earnings per diluted share for fiscal 2022 is expected to be in the range of $5.40 to $5.60.

•	Capital expenditures are expected to be in the range of $2.4 billion to $2.5 billion in fiscal 2022.

•

The company’s Board of Directors has declared a quarterly dividend of $0.68 per common share. The indicated annual dividend for fiscal 2022 is $2.72, which represents an 8.8% increase over fiscal 2021.

“Fiscal 2021 was our 10th year executing our proven investment strategy of operating safely and reliably while we modernize our natural gas distribution, transmission, and storage systems,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy. “Our success in Fiscal 2021 once again reflects our employees’ commitment and ongoing effort to keep our 3.2 million customers in our 1,400 communities, themselves and their families healthy and safe.”

Results for the Fiscal Year Ended September 30, 2021

Consolidated operating income increased $80.9 million to $905.0 million for the year ended September 30, 2021, compared to $824.1 million in the prior year, which primarily reflects rate outcomes in both segments and customer growth in our distribution segment, partially offset by higher bad debt expense and lower service order revenue in our distribution segment, lower through system revenue in our pipeline and storage segment and increased system maintenance, depreciation and property tax expenses. Additionally, operating income decreased due to the refund of excess deferred income taxes, which was substantially offset by a corresponding decrease in income tax expense.

Distribution operating income increased $90.3 million to $618.5 million for the year ended September 30, 2021, compared with $528.2 million in the prior year. The increase reflects a $150.6 million increase in rates and customer growth of $19.2 million, partially offset by a $43.6 million increase in depreciation and property tax expenses associated with increased capital investments, increased bad debt expense of $18.2 million, a $12.8 million increase in pipeline maintenance and other activities and an $8.4 million decrease in service order revenues.

Pipeline and storage operating income decreased $9.4 million to $286.5 million for the year ended September 30, 2021, compared with $295.9 million in the prior year. This decrease is primarily attributable to a $56.2 million increase from our GRIP filings approved in fiscal 2020 and 2021 which was more than offset by a $17.1 million increase in system maintenance, a $17.0 million increase in depreciation and property tax expenses due to increased capital investments, and an $8.2 million decrease in through system revenues.

Additionally, our fiscal year results reflect a reduction in our annual effective tax rate related to the refund of $55.9 million of excess deferred taxes. As a result, our consolidated effective tax rate declined from 19.5% in the prior year to 18.8% for the year ended September 30, 2021.

Capital expenditures increased $33.8 million to $1.97 billion for the year ended September 30, 2021, compared with $1.94 billion in the prior year, due to continued spending for infrastructure replacements and enhancements.

For the year ended September 30, 2021, the company had negative operating cash flow of $1.08 billion, a $2.12 billion decrease compared with the year ended September 30, 2020. The year-over-year decrease is primarily the result of approximately $2.3 billion incurred for gas costs during Winter Storm Uri.

Our equity capitalization ratio at September 30, 2021 was 51.9%, compared with 60.0% at September 30, 2020, due to the issuance of $600 million of 1.50% senior notes in October 2020 and a $2.2 billion debt issuance in March 2021 to finance gas costs incurred during Winter Storm Uri, partially offset by $606.7 million in equity issuances under our forward equity agreements. Excluding the $2.2 billion of incremental financing, our equity capitalization ratio would have been 60.6% at September 30, 2021.

Results for the Three Months Ended September 30, 2021

Consolidated operating income decreased $9.8 million to $91.0 million for the three months ended September 30, 2021, from $100.8 million in the prior-year quarter. Rate case outcomes in both segments were more than offset by increased depreciation and property tax expenses, timing of system maintenance and increased employee costs. Additionally, operating income decreased due to the refund of excess deferred income taxes, which was substantially offset by a corresponding decrease in income tax expense.

Distribution operating income increased $5.7 million to $37.6 million for the three months ended September 30, 2021, compared with $31.9 million in the prior-year quarter. The increase primarily reflects a net $22.9 million increase in rates and a $4.2 million increase in customer growth, which was partially offset by a $12.2 million increase in depreciation and property tax expenses associated with increased capital investments, a $7.0 million increase in pipeline maintenance and other activities and a $6.6 million increase in employee related costs.

Pipeline and storage operating income decreased $15.5 million to $53.4 million for the three months ended September 30, 2021, compared with $68.9 million in the prior-year quarter. This decrease is primarily attributable to a $16.4 million increase in system maintenance expenses primarily due to timing, a $2.2 million increase in depreciation and property tax expenses due to increased capital investments and a $1.7 million decrease in through system revenues, which were partially offset by a $14.4 million increase in rates.

Conference Call to be Webcast November 11, 2021

Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2021 financial results and the outlook for fiscal 2022 through fiscal 2026 on Thursday, November 11, 2021, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company’s business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.

Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Due to the passage of Kansas House Bill 2585 in June 2020 we remeasured our deferred tax liability and updated our state deferred tax rate. As a result, we recorded a non-cash income tax benefit of $21.0 million for the year ended September 30, 2020. Due to the non-recurring nature of this benefit, we believe that net income and diluted net income per share before the non-cash income tax benefit provide a more relevant measure to analyze our financial performance than net income and diluted net income per share in order to allow investors to better analyze our core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of our financial performance herein will reference adjusted net income and adjusted diluted net income per share, non-GAAP measures, which are calculated as follows:

	Year Ended September 30
	2021	2020	Change

	(In thousands, except per share data)
Net income	$665,563	$601,443	$64,120
Non-cash income tax benefits	—	(20,962)	20,962

Adjusted net income	$665,563	$580,481	$85,082

Diluted net income per share	$5.12	$4.89	$0.23
Diluted EPS from non-cash income tax benefits	—	(0.17)	0.17

Adjusted diluted net income per share	$5.12	$4.72	$0.40

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.

This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$3,241,973	$2,626,993
Pipeline and storage segment	637,347	609,339
Intersegment eliminations	(471,830)	(415,195)

	3,407,490	2,821,137
Purchased gas cost
Distribution segment	1,501,695	1,071,227
Pipeline and storage segment	1,582	1,548
Intersegment eliminations	(470,560)	(413,921)

	1,032,717	658,854
Operation and maintenance expense	679,019	629,601
Depreciation and amortization	477,977	429,828
Taxes, other than income	312,779	278,755

Operating income	904,998	824,099
Other non-operating income (expense)	(2,145)	7,171
Interest charges	83,554	84,474

Income before income taxes	819,299	746,796
Income tax expense	153,736	145,353

Net income	$665,563	$601,443

Basic net income per share	$5.12	$4.89

Diluted net income per share	$5.12	$4.89

Cash dividends per share	$2.50	$2.30

Basic weighted average shares outstanding	129,779	122,788

Diluted weighted average shares outstanding	129,834	122,872

	Year Ended September 30
Summary Net Income by Segment (000s)	2021	2020
Distribution	$445,862	$395,664
Pipeline and storage	219,701	205,779

Net income	$665,563	$601,443

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$523,899	$430,176
Pipeline and storage segment	160,479	156,918
Intersegment eliminations	(115,994)	(112,180)

	568,384	474,914
Purchased gas cost
Distribution segment	197,426	128,641
Pipeline and storage segment	2,022	1,258
Intersegment eliminations	(115,670)	(111,868)

	83,778	18,031
Operation and maintenance expense	199,531	180,072
Depreciation and amortization	124,708	111,746
Taxes, other than income	69,403	64,220

Operating income	90,964	100,845
Other non-operating expense	(16,938)	(1,962)
Interest charges	14,486	15,494

Income before income taxes	59,540	83,389
Income tax expense	10,820	18,056

Net income	$48,720	$65,333

Basic net income per share	$0.37	$0.53

Diluted net income per share	$0.37	$0.53

Cash dividends per share	$0.625	$0.575

Basic weighted average shares outstanding	131,564	124,096

Diluted weighted average shares outstanding	131,653	124,100

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2021	2020
Distribution	$6,545	$19,944
Pipeline and storage	42,175	45,389

Net income	$48,720	$65,333

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2021	2020
Net property, plant and equipment	$15,063,970	$13,355,347
Cash and cash equivalents	116,723	20,808
Accounts receivable, net	342,967	230,595
Gas stored underground	178,116	111,950
Other current assets	2,200,909	107,905

Total current assets	2,838,715	471,258
Goodwill	731,257	731,257
Deferred charges and other assets	974,720	801,170

	$19,608,662	$15,359,032

Shareholders’ equity	$7,906,889	$6,791,203
Long-term debt	4,930,205	4,531,779

Total capitalization	12,837,094	11,322,982
Accounts payable and accrued liabilities	423,222	235,775
Other current liabilities	686,681	546,461
Current maturities of long-term debt	2,400,452	165

Total current liabilities	3,510,355	782,401
Deferred income taxes	1,705,809	1,456,569
Regulatory excess deferred taxes	549,227	697,764
Deferred credits and other liabilities	1,006,177	1,099,316

	$19,608,662	$15,359,032

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2021	2020
Cash flows from operating activities
Net income	$665,563	$601,443
Depreciation and amortization	477,977	429,828
Deferred income taxes	155,355	155,322
One-time income tax benefit	—	(20,962)
Other	(3,733)	6,044
Change in Winter Storm Uri current regulatory asset	(2,003,659)	—
Change in Winter Storm Uri long-term regulatory asset	(76,652)	—
Changes in other assets and liabilities	(299,102)	(133,676)

Net cash provided by (used in) operating activities	(1,084,251)	1,037,999
Cash flows from investing activities
Capital expenditures	(1,969,540)	(1,935,676)
Debt and equity securities activities, net	(6,072)	491
Other, net	11,957	9,667

Net cash used in investing activities	(1,963,655)	(1,925,518)
Cash flows from financing activities
Net decrease in short-term debt	—	(464,915)
Proceeds from issuance of long-term debt, net of premium/discount	2,797,346	999,450
Net proceeds from equity offering	606,667	624,302
Issuance of common stock through stock purchase and employee retirement plans	15,841	19,548
Settlement of interest rate swaps	62,159	(4,426)
Cash dividends paid	(323,904)	(282,444)
Debt issuance costs	(14,288)	(7,738)

Net cash provided by financing activities	3,143,821	883,777

Net increase (decrease) in cash and cash equivalents	95,915	(3,742)
Cash and cash equivalents at beginning of period	20,808	24,550

Cash and cash equivalents at end of period	$116,723	$20,808

	Three Months Ended September 30		Year Ended September 30
Statistics	2021	2020	2021	2020
Consolidated distribution throughput (MMcf as metered)	65,505	66,447	461,346	439,037
Consolidated pipeline and storage transportation volumes (MMcf)	157,526	167,725	585,857	621,371
Distribution meters in service	3,397,249	3,333,181	3,397,249	3,333,181
Distribution average cost of gas	$5.96	$3.75	$4.86	$3.67

###